Exhibit-99.1

HV BANCORP, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR-ENDED JUNE 30, 2017

Huntingdon Valley, Pennsylvania-August 16, 2017. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported net income of $179,000 ($0.08 per basic share) for the quarter ended June 30, 2017 versus net income of $496,000 for the quarter ended June 30, 2016. The Company reported net income of $569,000 ($0.56 per basic share) for the year ended June 30, 2017 versus net income of $1.0 million for the year ended June 30, 2016.

Net interest income increased $46,000 to $1,262,000 for the three months ended June 30, 2017 as compared to $1,216,000 for the three months ended June 30, 2016. The increase was a result of an increase in our net interest-earning assets which increased to $36.3 million for the three months ended June 30, 2017 from $15.2 million for the three months ended June 30, 2016. For the year ended June 30, 2017, net interest income increased $287,000 to $4.8 million compared to $4.6 million for the year ended June 30, 2016. The increase was a result of an increase in the net interest-earning assets to $22.3 million for the year ended June 30, 2017 from $12.6 million for the year ended June 30, 2016. This increase in net interest-earning assets for the three months and the year ended June 30, 2017 was primarily due to the growth in our loan and investment portfolios funded by the new capital received from the conversion of the Bank from the mutual to the stock form of organization. Our net interest spread decreased 59 and 39 basis points to 2.35% and 2.46% for the three months and year ended June 30, 2017 from 2.94% and 2.85% for the three months and year ended June 30, 2016. Our net interest margin decreased by 54 and 38 basis points to 2.45% and 2.52% for the three months and year ended June 30, 2017 from 2.99% and 2.90% for the three months and year ended June 30, 2016 as the increase in average interest earning assets occurred primarily in the lower yielding interest earning cash and cash equivalents.

Provision for loan losses increased by $51,000 to $78,000 for the three months ended June 30, 2017, from $27,000 for the three months ended June 30, 2016. This increase was primarily due to provision expense associated with increased loan volume and increased general reserves due to changes in the portfolio mix. Net recoveries of $3,000 were recorded during the three months ended June 30, 2017 compared to net charge-offs of $35,000 recorded for the three months ended June 30, 2016. Provision for loan losses increased by $192,000 to $201,000 for the year ended June 30, 2017, from $9,000 for the year ended June 30, 2016 primarily as the result of a home equity loan charge-off of $125,000 and an increase in loans outstanding of $18.4 million during the year ended June 30, 2017. During the year ended June 30, 2017 and 2016, net charge-offs of $99,000 and $36,000 were recorded.

Non-interest income decreased $538,000 to $1.4 million for the three months ended June 30, 2017 and decreased $416,000 to $4.9 million for the year ended June 30, 2017 as compared to the same periods in 2016. The decrease was primarily due to a decrease in the income from hedging instruments associated with the loans held for sale which decreased by $304,000 and $841,000 for the three months and year ended June 30, 2017, respectively, as compared to the same periods in 2016 due to less favorable interest rate environments and decreased volumes of locked loans for both periods.  Additionally, the fair value of loans held for sale decreased by $298,000 and $962,000 for the three months and year ended June 30, 2017, respectively, compared to the same periods in 2016.  These two decreases were partially offset by an increase in the gain on loans held for sale of $69,000 and $1.4 million for the three months and year ended June 30, 2017, respectively, compared to the same periods in 2016, which increased the gain on loans held for sale to $1.1 million and $5.5 million for the three months and year ended June 30, 2017. The losses incurred on the hedging instruments are offset by the increased value of the mark-to-market of loans when committed to the investor in the secondary market and is ultimately realized upon the sale of the loan.

Total non-interest expense remained flat at $2.3 million for the three months ended June 30, 2017 and 2016 and increased to $8.8 million for the year ended June 30, 2017 from $8.4 million for the year ended June 30, 2016.  The increase during the year ended June 30, 2017 was primarily due to a $352,000 increase in salaries and employee benefits as full time equivalent employees increased from 65 at June 30, 2016 to 74 at June 30, 2017. In addition, professional and other expenses increased by $301,000 during the year ended June 30, 2017 as we incurred additional professional fees of $95,000 as a result of ongoing compliance associated with being publicly traded as well as consulting fees of $77,000 for investing in rebranding of the Bank as part of our growth plan.

Income tax expense was $75,000 and $195,000 for the three months and year ended June 30, 2017  compared to $303,000 and $525,000 during the same periods in 2016. Effective tax rates were 29.5% and 37.9% for the three months ended June 30, 2017 and 2016, respectively and 25.5% and 33.8% for the years ended June 30, 2017 and 2016, respectively. Due to the increase in municipal tax free bonds during the three months and year ended June 30, 2017, income tax expense was reduced which caused lower effective tax rates for the three months and year ended June 30, 2017 when compared to the same periods in 2016.

Total assets increased $34.8 million, or 19.1%, to $216.8 million at June 30, 2017 from $182.0 million at June 30, 2016. The increase was primarily the result of increases of $18.4 million in loans receivable, which was primarily the result of a $16.6 million increase in residential one-to four family loans which was primarily from our new correspondent lending channel which originated loans of $9.7 million during 2017. In addition, investment securities increased by $15.5 million and cash and cash equivalents increased by $13.2 million which was partially offset by a decrease of $11.9 million in loans held for sale during the year ended June 30, 2017.

Total liabilities increased $16.3 million, or 9.6%, to $185.3 million at June 30, 2017 from $169.1 million at June 30, 2016. The increase was primarily the result of an increase of $28.7 million in deposits as core deposits (consisting of NOW, money market, passbook, statement and checking accounts) increased by $38.3 million primarily from the introduction of a new demand product attracting clients of local CPA firms, totaling $23.3 million at June 30, 2017. Our core deposits comprised 84% of our total deposits at June 30, 2017 compared to 74% at June 30, 2016. Offsetting the increase in core deposits was a decrease of $9.6 million in certificates of deposit which was primarily due to the Bank’s allowing higher costing certificates of deposit held by credit unions and banks (through deposit listing services) to mature without renewing.  Partially offsetting the total liabilities increase of $16.3 million was a decrease of $11.0 million in advances from the Federal Home Loan Bank and a $1.0 million decrease in securities sold under agreements to repurchase.

Total shareholders’ equity increased $18.5 million to $31.4 million at June 30, 2017 compared to $13.0 million at June 30, 2016 as a result of the issuance of the Company’s common stock which increased equity by $20.4 million in January 2017, and net income for the year ended June 30, 2017 of $569,000. These increases in shareholders’ equity were partially offset by repurchases of ESOP shares of $2.4 million, established as part of the creation of the Huntingdon Valley Bank Employee Stock Ownership Plan.

Travis J. Thompson, President and CEO and Chairman of the Board commented on the Company’s 2017 year end as follows:

“While the net-income results are less than satisfactory to our management team we understand the driving forces behind this result. The mutual-to-stock conversion required investing some of our profits in new talented hires, rebranding the Bank for growth opportunities and absorbing additional professional fees and loan loss reserves associated with the Bank’s asset growth and proper capital deployment. We remain committed to our business strategy of growing the Bank’s earning assets in a methodical and prudent manner.”

HV Bancorp. Inc., a Pennsylvania Corporation, is the holding company for Huntingdon Valley Bank, a community bank located in suburban Philadelphia, which has provided consumer and commercial banking services since 1871. We currently operate four full-service locations in Bucks, Montgomery and Philadelphia counties, Pennsylvania.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

	At June 30,	At June 30,
	2017	2016
(In thousands except per share data)
Financial Condition Data:
Total assets	$216,765	$182,023
Cash and cash equivalents	28,577	15,427
Investment securities available-for-sale, at fair value	43,820	33,281
Investment securities held-to-maturity	10,809	5,825
Loans held for sale at fair value	12,784	24,676
Loans receivable, net	111,811	93,450
Deposits	170,481	141,771
Federal Home Loan Bank advances	9,000	20,000
Securities sold under agreements to repurchase	2,883	3,929
Total liabilities	185,324	169,052
Total shareholders’ equity	31,441	12,971

	For the Three Months Ended June 30,		For the Year Ended June 30,
	2017	2016	2017	2016
(In thousands except per share data)
Operating Data:
Interest income	$1,497	$1,402	$5,734	$5,302
Interest expense	235	186	891	746
Net interest income	1,262	1,216	4,843	4,556
Provision for loan losses	78	27	201	9
Net interest income after provision for loan losses	1,184	1,189	4,642	4,547
Gain on sale of loans, net	1,066	997	5,515	4,116
Other non-interest income (loss)	336	943	(573)	1,242
Non-interest income	1,402	1,940	4,942	5,358
Non-interest expense	2,332	2,330	8,820	8,354
Income before income taxes	254	799	764	1,551
Income tax expense	75	303	195	525
Net income	$179	$496	$569	$1,026

Basic earnings per share	$0.08	N/A	$0.56	N/A
Average Shares Outstanding	2,182,125	N/A	1,010,354	N/A

	At or For the Three Months Ended June 30,		At or For the Year Ended June 30,
	2017	2016	2017	2016

Performance Ratios:
Return on average assets	0.33%	1.16%	0.28%	0.62%
Return on average equity	2.32	16.58	2.72	8.69
Interest rate spread (1)	2.35	2.94	2.46	2.85
Net interest margin (2)	2.45	2.99	2.52	2.90
Efficiency ratio (3)	87.54	73.83	90.14	84.26
Average interest-earning assets to average interest- bearing liabilities	121.32	110.28	113.16	108.72

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.65%	0.69%	0.65%	0.69%
Non-performing loans as a percent of total loans	1.26	1.23	1.26	1.23
Allowance for loan losses as a percent of non-performing loans	42.15	42.53	42.15	42.53
Allowance for loan losses as a percent of total loans	0.53	0.52	0.53	0.52
Net charge-offs to average outstanding loans during the period (4)	0.00	0.03	0.09	0.04

Capital Ratios: (5)
Common equity tier 1 capital (to risk weighted assets)	21.21%	12.04%	21.21%	12.04%
Tier 1 leverage (core) capital (to adjusted tangible assets)	11.23	7.63	11.23	7.63
Tier 1 risk-based capital (to risk weighted assets)	21.21	12.04	21.21	12.04
Total risk-based capital (to risk weighted assets)	21.75	12.49	21.75	12.49
Average equity to average total assets	14.39	7.03	10.39	7.10

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(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Includes loans held for sale.
(5)	Capital ratios are for Huntingdon Valley Bank.

CONTACT:

Joseph C. O’Neill, Jr.

Executive Vice President and Chief Financial Officer

(267) 280-4000 ext. 6232